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						EXHIBIT 99.1

             DAN RIVER INC. RECEIVES EXIT FINANCING
             COMMITMENTS AND SCHEDULES CONFIRMATION
              HEARING TO EMERGE FROM BANKRUPTCY FOR
                         JANUARY 4, 2005

     Dan River also Receives New $10 Million Credit Facility

Danville, Va., November 3, 2004 - Dan River Inc. (Other OTC:
DVERQ.PK) reported that it has received financing commitment letters from potential lenders for the funding required to emerge from Chapter 11 in January 2005. Dan River's Chairman and CEO, Joseph L. Lanier, Jr. said, "This is a significant milestone on the road to our emergence from Chapter 11 early next year."

In addition, Dan River reported that on November 1, 2004 the bankruptcy court granted approval for the Company to use cash collateral to fund its current and ongoing operations and approved, on an interim basis, an additional new $10 million senior, secured credit facility to be provided by certain of the Company's existing bondholders. The new $10 million facility will be in addition to and senior to the Company's existing $110 million Debtor-in-Possession (DIP) revolving credit facility and $35 million DIP term loan, which have been in place since the Company filed a voluntary petition to restructure its business and operations under Chapter 11 of the U.S. Bankruptcy Code in the United States Bankruptcy Court for the Northern District of Georgia on March 31, 2004. Obligations deunder these facilities at the time of the bankruptcy filing were $118.4 million. Obligations as of November 1, 2004 were $99.5 million. Obligations under the existing DIP facilities are expected to remain outstanding but not increase until paid upon confirmation of the Company's plan of reorganization. A final hearing on the new $10 million credit facility will be held on December 9, 2004.

The Company obtained the additional financing when it could not reach an agreement with its existing DIP lenders regarding certain non-financial covenants and the Company determined that it was in the best interest of creditors to seek alternative financing. Certain of the Company's bondholders agreed to provided the new $10 million facility which, as noted above, will be senior to the existing DIP credit facility.

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The use of cash collateral and the new $10 million senior,
secured credit facility are expected to provide adequate funding for the Company's operations through the conclusion of the Chapter 11 process. The Company has obtained a court date for the hearing on confirmation of its plan of reorganization on January 4, 2005 which is the last step required for emergence from bankruptcy.

"We are pleased that the court granted us access to our cash collateral and approved the new $10 million bondholder credit facility," Mr. Lanier said. "The new facility indicates the faith the bondholders have in the future of Dan River and it provides the liquidity and flexibility we need through the anticipated conclusion of our Chapter 11 case early next year.

Dan River Inc. is a leading manufacturer and marketer of textile products for the home fashions, apparel fabrics and industrial textiles markets. The company designs, manufactures and markets a coordinated line of value-added home fashions products consisting of bedroom furnishings such as comforters, sheets, pillowcases, shams, bed skirts, decorative pillows, and draperies for the adult, juvenile, and institutional markets. Dan River also manufactures and markets a broad range of high quality woven cotton and cotton blend fabrics for apparel. Additionally, Dan River manufactures and markets specialty engineered textile products used in making high-pressure hoses and other industrial products.

FORWARD-LOOKING STATEMENTS: This news release contains forward-looking statements under applicable securities laws. The Company believes its forward-looking statements are reasonable; however, undue reliance should not be placed on such statements, which are based on current expectations. Such forward-looking statements are subject to risks and uncertainties which may cause actual results to differ. There can be no assurance that the Company's restructuring will be successful. The Company's results of operations could be materially and adversely affected by numerous market and industry factors outside of its control; in particular, further weakening of demand for the Company's products could have an adverse effect on its operating results. Additional factors related to its restructuring efforts that could cause actual results to differ from these forward-looking statements include, but are not limited to, the following:
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finalizing the terms of the $10 million senior, secured financing and the ability of the Company to meet requirements imposed by the lenders under that facility; the ability of the Company to finalize arrangements for exit financing; risks associated with third parties seeking and obtaining court approval to terminate or shorten plans of reorganization, for the appointment of a Chapter 11 trustee or to convert the cases to chapter 7 cases;
the ability of the Company to obtain trade credit and shipments and terms with vendors and service providers for current orders; the Company's ability to maintain contracts and licenses that are critical to its operations; potential adverse developments with respect to the Company's liquidity or results of operations; the ability of the Company to attract and retain customers; and the ability of the Company to attract, retain and compensate key executives. Additional risks associated with the Company's business are detailed in its annual report on Form 10-K filed with the SEC on April 19, 2004, and in its quarterly reports on Form 10-Q filed with the SEC on May 24, 2004 and August 23, 2004.